                                                                     EXHIBIT 4.3


                       FIRST AMENDMENT TO RIGHTS AGREEMENT

      THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "First Amendment") is entered into as of the 6th day of September, 2002, by and between Zonagen, Inc., a Delaware corporation (the "Company"), and Computershare Investor Services, LLC ("Computershare") and Harris Trust and Savings Bank ("Harris"), and amends that certain Rights Agreement dated as of September 1, 1999 by and between the Company and the Rights Agent (the "Rights Agreement").

                                    RECITALS

      WHEREAS, the Company and Harris are parties to a Rights Agreement dated as of September 1, 1999 (the "Rights Agreement");

      WHEREAS, the Company desires to appoint Computershare as successor Rights Agent under the Rights Agreement, effective as of September 6, 2002, and as of such date, Harris will be relieved of its duties as Rights Agent under the Rights Agreement;

      WHEREAS, the Company, pursuant to Section 27 of the Rights Agreement, desires to amend the Rights Agreement to extend the date of termination and on September 6, 2002, the Board of Directors approved resolutions authorizing the amendment of the Rights Plan as herein provided; and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent, at the direction of the Company, hereby agree to amend the Rights Agreement as set forth below.

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      1. Termination of Rights Agent. The Company hereby terminates Harris as Rights Agent under the Rights Agreement, effective as of September 6, 2002.

      2. Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, effective as of September 6, 2002, and Computershare hereby accepts such appointment.

      3. Amendment of Rights Agreement. Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

      (a) Section 25 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

            "Computershare Investor Services, LLC
            Two North LaSalle Street
            Chicago, Illinois 60602
            Attention:  Steven R. Rothbloom"
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      (b) All references in the Rights Agreement to "Harris Trust and Savings
      Bank" or any prior Rights Agents shall for all purposes be deemed to refer to "Computershare Investor Services, LLC."

      (c) Section 7(a) of the Rights Agreement is hereby amended by replacing the reference to "September 13, 2002" in subsection (i) of Section 7(a) with "September 13, 2005."

      (d) Amendment of Section 21.

            Section 21 of the Rights Agreement is amended and replaced in its entirety to read as follows:

            Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Preferred Stock and Common Stock by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Stock or Common Stock by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the resigning, removed, or incapacitated Rights Agent shall remit to the Company, or to any successor Rights Agent designated by the Company, all books, records, funds, certificates or other documents or instruments of any kind then in its possession which were acquired by such resigning, removed or incapacitated Rights Agent in connection with its services as Rights Agent hereunder, and shall thereafter be discharged from all duties and obligations hereunder. Following notice of such removal, resignation or incapacity, the Company shall appoint a successor to such Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then any registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate

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      controlled by an entity described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Stock, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

      4. The Recitals set forth at the beginning of this First Amendment are incorporated herein.

      5. Except as amended by this First Amendment, the Rights Agreement shall remain in full force and effect.

      6. Miscellaneous.

      This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 [Remainder of Page Intentionally Left Blank]

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      IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

                                    ZONAGEN, INC.

                                    By: /s/ Joseph Podolski
                                        -------------------------------------
                                        Joseph Podolski
                                        President and Chief Executive Officer


                                    COMPUTERSHARE INVESTOR SERVICES, LLC

                                    By:    /s/ Keith Bradley
                                        --------------------------------------
                                    Name:  Keith Bradley
                                    Title: Manager, Client Services


                                    HARRIS TRUST AND SAVINGS BANK

                                    By:    /s/ Martin J. McHale, Jr.
                                        --------------------------------------
                                    Name:  Martin J. McHale, Jr.
                                    Title: Vice President



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